Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137534 and No. 333-146534) pertaining to the Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan and the Gentium S.p.A. 2007 Stock Option Plan, and the Registration Statements on Form F-3 (No. 333-135622, No. 333-137551, No. 333-138202, No. 333-139422, No. 333-141198, and No. 333-171443) of Gentium S.p.A. and in the related Prospectuses of our report dated March 31, 2011, with respect to the financial statements of Gentium S.p.A., included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Reconta Ernst & Young S.p.A.
Milan, Italy
March 31, 2011